UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     April 8, 2013

ATHENA SILVER CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51808	25-1909408
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

2010A Harbison Drive # 312, Vacaville, CA  95687
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (707) 884-3766

______________________________________________________

(Former name or former address, if changed since last report)

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 3.2	UNREGISTERED SALE OF EQUITY SECURITIES AND USE OF PROCEEEDS.

The following sets forth the information required by Item 701 of Regulation S-K with respect to the unregistered sales of equity securities by Athena Silver Corporation, a Delaware corporation (the "Company"), completed on April 8, 2013:

a.

That in consideration of their services to the Company, the Board of Directors approved the grant to each of our three directors non-qualified stock options exercisable to purchase, in the aggregate, 200,000 shares of common stock at an exercise price of $0.26 per share, which was the last trade price on that date.  The foregoing options are exercisable until April 8, 2018, their “Expiration Date”.  The foregoing options are vested and exercisable immediately.

b.

The options were granted to three persons who serve as directors of the Company.  The shares issuable upon exercise of the options will be “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended.

c.

The Company paid no fees or commissions in connection with the issuance of the options.

d.

The sale of the Securities was undertaken without registration under the Securities Act in reliance upon an exemption from the registration requirements of the Securities Act set forth in Sections 4(2) thereunder.  In addition, the Securities, which were taken for investment purposes and not for resale, were subject to restrictions on transfer.  We did not engage in any public advertising or general solicitation in connection with this transaction, and we provided each investor in the offering with disclosure of all aspects of our business, including providing each investor with our reports filed with the Securities and Exchange Commission and other financial, business and corporate information.  Based on our investigation, we believed that the option grantees obtained all information regarding the Company that they requested, received answers to all questions posed and otherwise understood the risks of accepting our Securities for investment purposes.

e.

The issuance of the options in consideration of services is described in Item 3.02(a) above.

f.

There were no proceeds received as a result of the issuance of the options.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ATHENA SILVER CORPORATION

Date: April 11, 2013	By:_/s/ John C. Power ____________ John C. Power President and Chief Executive Officer

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